EXHIBIT 10.29

April 7, 2025

Kym Maas

c/o Lands’ End, Inc.

5 Lands’ End Lane

Dodgeville, WI 53595

Re: Retention Award

Dear Kym:

As you know, Lands’ End, Inc. (the “Company”) has announced that it is exploring strategic alternatives, including a sale, merger or similar transaction involving the Company, to maximize shareholder value. You are a valued employee, and we believe that you are in a position to make a significant contribution. Because retention of key employees of the Company is an essential consideration for us during this process, we are providing you with the opportunity to earn the payment described in this letter (this “Retention Letter”).

You shall receive on the earlier of (i) September 7, 2025 and (ii) the date on which the Company consummates a transaction which would result in a Change in Control (as defined in the Lands’ End, Inc. Amended and Restated 2017 Stock Plan) (the “Payment Date”) a lump sum cash payment in an amount equal to $200,000 less applicable tax withholdings (“Retention Award”), subject to your continued employment with the Company or its affiliates through the Payment Date. Notwithstanding the foregoing, in the event that, prior to the Payment Date, your employment is terminated by the Company without Cause or by you for Good Reason, each as defined in the Executive Severance Agreement between you and the Company, dated January 17, 2023 (the “Executive Severance Agreement”), you shall be paid your Retention Award within 30 days following the date of such termination of employment, subject to your execution and the effectiveness of a general release of claims in favor of the Company and its affiliates, in the form set forth in your Executive Severance Agreement. If, however, at any time prior to the Payment Date, your employment terminates for any other reason, you shall not be entitled to payment of your Retention Award. This Retention Letter is a separate, stand-alone agreement to your Executive Severance Agreement which remains in full force and effect.

This Retention Letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated hereunder if no succession had taken place. The term “Company,” as used in this Retention Letter, shall mean the Company as defined above and any successor or assignee to the business or assets which by reason hereof becomes bound by this Retention Letter.

This Retention Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

We look forward to a very promising future. In order to be eligible to receive these benefits, it is important that you sign this Retention Letter and return it to Kelly Ritchie, Chief Human Resources Officer, as soon as practicable.

Sincerely,

Lands’ End, Inc.

/s/ Andrew J. McLean
By: Andrew J. McLean
Title: Chief Executive Officer

Accepted and Acknowledged as of
this ___ day of April, 2025:

/s/ Kym Maas
Kym Maas